Exhibit 99.1

Kingsway Financial Services Inc. Board of Directors Authorizes Share Repurchase Plan

Chicago (March 21, 2023) – (NYSE: KFS) –  Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that its Board of Directors approved a share repurchase program that authorizes the Company to repurchase up to $10 million of its common stock.  The share repurchase program will have a one year term.

Shares may be repurchased in open-market transactions or privately negotiated transactions executed in compliance with applicable federal and state securities laws.  The timing of the repurchases and the number of shares repurchased under the program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions.

The Company intends to enter into a trading plan with Raymond James, to be adopted in accordance with Rule 10b-18 and Rule 10b5-1 under the Exchange Act, to facilitate such share repurchases.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS ( iwsgroup.com ), Penn Warranty ( pennwarranty.com ), Preferred Warranties ( preferredwarranties.com ) and Trinity Warranty Solutions ( trinitywarranty.com ).

The Company serves the business services industry through its operating subsidiaries CSuite ( csuitefinancialpartners.com ), Ravix ( ravixgroup.com ) and Secure Nursing Service ( securenursing.com ).

For more information, visit www.kingsway-financial.com.

Contact

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

OR

Kingsway Financial Services Inc.

Kent Hansen, CFO

312-766-2163

khansen@kingsway-financial.com